Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Bay Area Bancshares, SEC File No. 33-78242 and SEC File No. 33-48203 of our report dated February 6, 1998, on our audit of the consolidated financial statements of Bay Area Bancshares as of december 31, 1997 and 1996 and for the years then ended, appearing in the Annual Report on form 10-K of Bay Area Bancshares for 1997.

/s/Coopers & Lybrand LLP
Coopers & Lybrand LLP
San Francisco, California
March 30, 1998